Baker & McKenzie LLP Barristers & Solicitors Brookfield Place Bay/Wellington Tower 181 Bay Street, Suite 2100 Toronto, ON M5J 2T3 Canada Tel: +1 416 863 1221 Fax: +1 416 863 6275 www.bakermckenzie.com

December 10, 2020

Trillium Therapeutics Inc.

2488 Dunwin Drive

Mississauga, Ontario L5L 1J9

Dear Sirs/Mesdames:

Re: Trillium Therapeutics Inc. - Registration Statement on Form S-8

At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Trillium Therapeutics Inc. (the "Corporation") with the United States Securities and Exchange Commission (the "SEC") in connection with the registration under the United States Securities Act of 1933, as amended (the "Act") of an aggregate of 16,131,755 common shares of the Corporation (the "Option Shares") issuable under the Corporation's 2020 omnibus equity incentive plan and the Corporation's 2018 amended and restated stock option plan (collectively, the "Plans").

For the purpose of this opinion, we have made such investigations and examined the originals, or duplicate, certified, conformed, facsimiled or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Corporation and such agreements, certificates of public officials, certificates of officers, or other representatives of the Corporation, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, emailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, emailed or facsimile transmissions have been submitted or received.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the issuance of any such Option Shares, the authorization to issue the Option Shares pursuant to the Plans will not have been modified or rescinded by the board of directors of the Corporation (the "Board") and there will not have occurred any change in law affecting the validity or enforceability of such issuance of Option Shares.

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being "fully paid and non-assessable", such opinion indicates that the holder of such securities had provided consideration for such securities and cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such securities, either in order to complete payment for the securities, to satisfy claims of creditors or otherwise. No opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such securities or as to the adequacy of any consideration received.

Baker & McKenzie LLP, an Ontario limited liability partnership, is a member of Baker & McKenzie International.

We are qualified to express opinions with respect to the laws of Ontario and the federal laws of Canada applicable therein. However, we are entitled, under the National Mobility Agreement of the Federation of Law Societies (the "National Mobility Agreement"), to provide an opinion with respect to the laws of the provinces of Canada, other than Ontario, and we have provided this opinion under the National Mobility Agreement only as to the laws of the Province of British Columbia and the laws of Canada applicable therein in effect on the date hereof.

Opinion

Based upon and subject to the foregoing, we are of the opinion that when issued in accordance with the terms of the Plans (including the due authorization by the Board of the relevant option grants and the issuance of Option Shares thereunder), the Option Shares will be validly issued as fully paid and non-assessable shares of the Corporation.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

This opinion letter is furnished solely for the benefit of the addressee in connection with the filing of the Registration Statement with the SEC and is not to be transmitted to any other person, nor is it to be relied upon by any other person or used for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent.

Our  opinion  is  given  as  of  the  date  of  this  opinion  letter.  Among other things, our opinion does not take into account any circumstance (including changes in law or facts or the conduct of any of the relevant parties) that may occur after that date. We assume no obligation to update or supplement our opinion set forth herein to reflect any changes of law or fact that may occur.

Yours very truly,

/s/ Baker & McKenzie LLP